Contact: Jason S. Kirsch, APR Public Relations Manager (717) 412-6200 jason.kirsch@commercepc.com

FOR IMMEDIATE RELEASE

Pennsylvania Commerce Bancorp Named
to New NASDAQ Global Select Market

New market tier features world’s highest qualification standards

HARRISBURG, PA (June 27, 2006) — Pennsylvania Commerce Bancorp Inc. (NASDAQ: COBH), parent company of Commerce Bank/Harrisburg, NA, today announced that the growing financial services retailer has been named to be included in the NASDAQ Global Select Market when the new NASDAQ tier becomes effective Monday, July 3.

The new market tier, created in conjunction with the renaming of the NASDAQ National Market to the NASDAQ Global Market, has the highest listing standards in the world, with measures including market value, liquidity and earnings.

“Inclusion in the NASDAQ Global Select Market is a mark of achievement and stature for our growing organization,” said Pennsylvania Commerce Bancorp Chairman Gary L. Nalbandian. “As a member of this new NASDAQ tier, we look forward to achieving even greater visibility for our stock among investors and fund managers. It is a source of pride to be recognized as a leading company, not only in our footprint, but by the world’s foremost equities market.”

NASDAQ is the largest electronic screen-based equity securities market in the United States. It lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. For more information about NASDAQ, visit nasdaq.com.

Pennsylvania Commerce Bancorp’s performance is marked by rapid growth, increasing profitability and excellent financial returns to shareholders. Over the last five years, assets, deposits and loans have grown on average 28 percent, 25 percent and 25 percent respectively. Total revenues, net income and net income per share have increased 23 percent, 19 percent and 10 percent respectively.

Headquartered in Harrisburg, PA, Commerce Bank/Harrisburg, “America’s Most Convenient Bank,” has doubled its number of stores in recent years, growing a network of 28 convenient locations in Berks, Cumberland, Dauphin, Lebanon and York counties.

Commerce’s hallmark products and services include seven-day banking, free personal checking, free instant-issue ATM/Visa check card, free interactive Penny Arcade coin-counting machines, free online banking and 24/7 bank-by-phone. In addition to retail banking, Commerce offers a diverse portfolio of commercial banking services including term loans, commercial mortgages, commercial leasing and lines of credit, and cash management services.

Commerce currently has assets exceeding $1.7 billion and, in the first quarter of 2006, achieved a 23 percent increase in core deposits, 28 percent increase in net loans and total asset growth of 27 percent over the first quarter one year ago. For more information about Commerce, visit the bank’s web site at commercepc.com.

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